Exhibit 99.1

Corn Products International, Inc.

Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
02/02/2010 — 05:30 EDT	John Barry, (708) 551-2592 (investors)
Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL REPORTS 2009 FOURTH-QUARTER RESULTS OF $0.74 PER SHARE, UP 21% FROM $0.61 A YEAR AGO

Full-Year 2009 Reported Results Were $0.54 per Share, or $2.01 per Share Excluding the After-Tax Impact of Previously Reported Impairment and Restructuring Charges of $1.47

WESTCHESTER, IL., February 2, 2010 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported 2009 fourth-quarter net income of $56 million, up 21 percent compared to $46 million reported for the same period last year.  On an EPS basis, fourth-quarter 2009 earnings per diluted common share were $0.74 compared to $0.61 earned in the fourth-quarter of 2008.  Included in the 2008 fourth-quarter results was a negative 9 cents per share impact from the reimbursement of expenses in connection with the terminated merger with Bunge Limited.

“We are pleased with the fourth-quarter results,” said Ilene Gordon, Chairman, President and Chief Executive Officer.  “On a total company basis, volumes, margins, and foreign currencies were favorable versus last year and are reflected in the 55 percent improvement in operating income and the 21 percent improvement in EPS.  All three regions performed better than last year on an operating income basis.”

—more—

The 13 cents improvement in earnings per diluted common share was driven by solid performance from operations, which contributed changes of approximately 39 cents.  This was offset by non-operational changes of a negative 26 cents, attributable to a higher effective tax rate.

The 2009 fourth-quarter effective tax rate was 38.2%.

Net sales of $959 million in the fourth-quarter of 2009 increased 7 percent versus $900 million in the prior-year period. The three primary contributors to changes in net sales in the fourth-quarter were a positive $60 million from stronger foreign currencies; a positive $48 million from improved volumes; and a negative $49 million from lower price/mix, approximately half of which was related to lower co-product selling prices.

Fourth-quarter 2009 gross profit of $163 million improved 15 percent versus $141 million a year ago. The gross margin of 17.0 percent compared favorably to 15.7 percent last year. The improvement in gross profit is mainly attributable to higher volumes and stronger foreign currencies, not withstanding increases in total company net corn and energy costs per ton versus a year ago.

Operating expenses in the fourth-quarter were $66 million, or 6.9 percent of net sales, versus $67 million, or 7.4 percent of net sales, last year.  Other income in the fourth-quarter of 2009 was $2 million compared to an expense of $11 million last year largely related to expenses in connection with the terminated merger with Bunge.   Operating income for the fourth-quarter of 2009 was $99 million, compared to $64 million last year.

Net financing costs in the fourth-quarter of 2009 were $6 million versus $5 million last year, as lower net interest expense was offset by an unfavorable foreign currency swing of $7 million.

Diluted weighted average shares outstanding in the fourth-quarter of 2009 were up slightly to 75.8 million from 75.6 million in the same quarter last year.

Regional Business Segment Performance

Regional results for the quarter ended December 31, 2009 were as follows:

North America

Net sales of $554 million decreased 2 percent from $563 million in 2008. The decline was due to negative price/mix of $25 million, partially offset by higher volumes of $4 million, and stronger Canadian dollar of $12 million. The decline in price/mix was largely due to co-products, which declined by $22 million compared to the same quarter last year.  Operating income of $62 million increased 31 percent from $48 million last year, primarily due to lower manufacturing costs. Gross corn costs per ton decreased 4 percent versus last year, while net corn costs per ton increased 8 percent.

South America

Net sales of $298 million increased 21 percent compared with $246 million a year ago, primarily due to the impact of favorable foreign currency translation of $42 million and improved volumes of $29 million, partially offset by unfavorable price/mix of $19 million.  Gross corn costs per ton increased 11 percent versus last year, while net corn costs per ton increased 17 percent.  Operating income increased 22 percent to $46 million compared with $38 million in the prior year.

Asia/Africa

Net sales of $106 million increased 16 percent versus $91 million last year, primarily due to the higher volumes of $15 million and favorable foreign currency translation of $5 million, partially offset by lower price/mix of $5 million.  Gross corn costs per ton declined 2 percent versus last year while net corn cost per ton decreased 11 percent. Operating income of $6 million was up from $3 million last year.

2009 Full-Year Results

“As the fourth-quarter confirms, 2009 was a year of two halves,” said Ilene Gordon.  “The first half was marked by soft volumes, higher net corn costs, unfavorable foreign currencies, and the write-off of the goodwill in our Korean business. The second half showed marked improvement as we worked through the higher corn costs, foreign currencies turned in our favor, and volumes began to recover.

Throughout the year we remained focused on execution, managing costs and preserving financial flexibility.  Our team’s efforts are clearly visible in the quarter by quarter earnings improvement and in our balance sheet.  During 2009 we generated $586 million in cash flow from operations and applied $332 million to debt repayment.  At the same time we maintained our dividend and stayed committed to our future growth by investing $141 million in capital back into the business.”

The Company reported 2009 full-year earnings per diluted common share of $0.54, down from $3.52 per diluted common share reported for 2008.  The 2009 results include the after tax impact of impairment and restructuring charges of $1.47 per diluted common share.  Full-year 2008 results included a 14 cent negative impact from costs related to the terminated merger with Bunge.

Annual net sales of $3.67 billion in 2009 declined 7 percent from $3.94 billion in 2008.  The decline in sales resulted from unfavorable foreign currency translation for $183 million; lower volumes of $79 million; and lower price/mix of $9 million.  The negative impact on price/mix of lower co-product prices was $134 million.

Operating expenses as a percentage of net sales in 2009 were 6.7 percent versus 7.0 percent in 2008. Operating income of $153 million in 2009 was down 65 percent compared with $434 million a year earlier. 2009 operating income included the negative impact of $125 million in impairment and restructuring charges.  The operating margin decreased to 4.2 percent in 2009 versus 11 percent in 2008.

Net financing costs in 2009 increased to $38 million from $29 million in 2008.  The increase was attributable to foreign exchange losses in 2009, versus foreign exchange gains in 2008, as net interest expense declined 16 percent. The effective 2009 tax rate of 59.5 percent, compared to 32.0 percent in 2008, includes the impact of the impairment and restructuring charges recorded in the second quarter of 2009.

Regional Business Segment Performance

Regional results for the year ended December 31, 2009 were as follows:

North America

Net sales of $2.27 billion decreased 4 percent versus $2.37 billion in 2008 due to lower volumes of $94 million and unfavorable currency translation of $27 million, partially offset by improved price/mix of $20 million.  The price/mix improved despite a negative $114 million impact from lower co-product values.  Operating income of $177 million decreased 44 percent from $313 million last year reflecting the reduction in co-product sales values, higher corn costs, lower volumes, and a weaker Canadian dollar.

South America

Net sales of $1.01 billion decreased 10 percent versus $1.12 billion in 2008 largely due to unfavorable foreign currency translation of $106 million.  Better volumes added $30 million, while the impact of lower price/mix, principally co-products, was a negative $32 million.  Operating income of $138 million decreased 9 percent from $151 million last year reflecting the impact of unfavorable currency translation.

Asia/Africa

Net sales of $392 million decreased 14 percent versus $454 million in 2008 due to unfavorable currency translation of $51 million and lower volumes of $15 million.  Improved price/mix added $4 million.  Operating income of $17 million decreased 56 percent from $38 million last year.

Balance Sheet and Cash Flow

At year-end 2009, total debt and cash and cash equivalents were $544 million and $175 million, respectively, versus $866 million and $107 million at the end of 2008. Total debt to capitalization of 22.8 percent at year-end 2009 compared with 36.1 percent a year earlier.

Cash provided from operations in 2009 was $586 million compared with cash used for operations of $79 million in 2008. Net income was $47 million; non-cash impairment and restructuring charges was $124 million; depreciation and amortization was $130 million; and the working capital reduction was $257 million, including a reduction in margin accounts of $242 million related to corn futures contracts associated with firm-price business.  Net capital expenditures were $141 million in 2009.

Conference Call and Webcast

Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Ilene Gordon, Chairman, President and Chief Executive Officer, and Cheryl Beebe, Vice President and Chief Financial Officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.

Individuals without Internet access may listen to the live conference call by dialing 719-325-2204. A replay of the audio call will be available through Friday, February 12 by calling 719-457-0820 and using passcode 4656128.

About the Company

Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is a leading worldwide producer of dextrose and a major regional producer of starch, high fructose corn syrup and glucose. In 2009, Corn Products International reported net sales and diluted earnings per common share of $3.67 billion and $0.54, respectively, with operations in 15 countries at 33 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s prospects or future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of the global economic recession and its impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent reports on Forms 10-Q or 8-K.

###

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(In millions, except per share amounts)	2009	2008	%	2009	2008	%
Net sales before shipping and handling costs	$1,015.8	$957.1	6%	$3,889.6	$4,197.0	(7)%
Less: shipping and handling costs	57.2	57.1	0%	217.6	253.4	(14)%
Net sales	$958.6	$900.0	7%	$3,672.0	$3,943.6	(7)%
Cost of sales	796.0	758.7	5%	3,151.6	3,238.6	(3)%
Gross profit	$162.6	$141.3	15%	$520.4	$705.0	(26)%

Operating expenses	66.0	66.8	(1)%	247.5	274.6	(10)%
Other (income) expense, net	(2.4)	10.8		(4.9)	(3.7)
Impairment / restructuring charges	—	—		125.0	—
Operating income	$99.0	$63.7	55%	$152.8	$434.1	(65)%
Financing costs, net	6.1	5.4	13%	37.6	29.3	28%
Income before income taxes	$92.9	$58.3	59%	$115.2	$404.8	(72)%
Provision for income taxes	35.5	10.0		68.5	129.6
Net income	$57.4	$48.3	19%	$46.7	$275.2	(83)%
Less: Net income attributable to non-controlling interests (a)	1.1	1.9	(42)%	5.6	8.0	(30)%
Net income attributable to CPI	$56.3	$46.4	21%	$41.1	$267.2	(85)%

Earnings per Common Share Attributable to CPI Common Shareholders:

Weighted average common shares outstanding:
Basic	75.1	74.7		74.9	74.5
Diluted	75.8	75.6		75.5	75.9

Earnings per common share of CPI:
Basic	$0.75	$0.62	21%	$0.55	$3.59	(85)%
Diluted	$0.74	$0.61	21%	$0.54	$3.52	(85)%

(a) On January 1, 2009, CPI adopted new accounting and reporting guidance related to non-controlling interests in subsidiaries which, among other things, require that minority interests be re-named non-controlling interests and that a company present a consolidated net income measure that includes the amount attributable to such non-controlling interests for all periods presented.

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	December 31, 2009	December 31, 2008
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$175	$107
Accounts receivable — net	440	627
Inventories	394	454
Prepaid expenses	13	10
Deferred income taxes	23	99
Total current assets	1,045	1,297

Property, plant and equipment — net	1,564	1,447
Goodwill and other intangible assets	245	359
Deferred income taxes	3	4
Investments	10	7
Other assets	85	93
Total assets	$2,952	$3,207

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	136	206
Accounts payable and accrued liabilities	420	653
Deferred income taxes	9	—
Total current liabilities	565	859

Non-current liabilities	142	152
Long-term debt	408	660
Deferred income taxes	111	105
Redeemable common stock (500,000 shares issued and outstanding at December 31, 2009 and 2008) stated at redemption value	14	14
Share-based payments subject to redemption	8	11

Equity
CPI shareholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 74,819,774 shares issued at December 31, 2009 and 2008	1	1
Additional paid-in capital	1,082	1,086
Less: Treasury stock (common stock; 433,596 and 776,606 shares at December 31, 2009 and 2008, respectively) at cost	(13)	(29)
Accumulated other comprehensive loss	(308)	(594)
Retained earnings	919	920
Total CPI stockholders’ equity	1,681	1,384
Non-controlling interests (a)	23	22
Total equity	1,704	1,406

Total liabilities and equity	$2,952	$3,207

(a) On January 1, 2009, CPI adopted new accounting and reporting guidance relating to non-controlling interests in subsidiaries which, among other things, requires that minority interests be re-named non-controlling interests and that a company present such non-controlling interests as equity for all periods presented.

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Year Ended December 31,
(In millions)	2009	2008

Cash provided by (used for) operating activities:
Net income	$47	$275
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Write-off of impaired assets	124	—
Depreciation and amortization	130	128
Decrease (increase) in margin accounts	242	(295)
Decrease (increase) in other trade working capital	15	(163)
Other	28	(24)
Cash provided by (used for) operating activities	586	(79)

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(141)	(219)
Other	(4)	—
Cash used for investing activities	(145)	(219)

Cash (used for) provided by financing activities:
Proceeds from (payments on) borrowings, net	(332)	257
Issuance of common stock, net of repurchases	1	10
Dividends paid (including to non-controlling interests)	(45)	(42)
Excess tax benefit on share-based compensation	1	5
Cash (used for) provided by financing activities	(375)	230

Effect of foreign exchange rate changes on cash	2	—
Increase (decrease) in cash and cash equivalents	68	(68)
Cash and cash equivalents, beginning of period	107	175
Cash and cash equivalents, end of period	$175	$107

Corn Products International, Inc. (“CPI”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(Dollars in millions)	2009	2008	%	2009	2008	%
Net Sales
North America	$554.4	$563.0	(2)%	$2,268.4	$2,369.4	(4)%
South America	298.4	245.9	21%	1,012.1	1,120.3	(10)%
Asia/Africa	105.8	91.1	16%	391.5	453.9	(14)%
Total	$958.6	$900.0	7%	$3,672.0	$3,943.6	(7)%

Operating Income
North America	$62.0	$47.5	31%	$176.8	$313.2	(44)%
South America	46.5	38.0	22%	137.9	150.8	(9)%
Asia/Africa	5.7	2.8	104%	16.9	38.4	(56)%
Corporate	(15.2)	(13.5)	13%	(53.8)	(52.3)	3%
Sub-total	99.0	74.8	32%	277.8	450.1	(38)%
Impairment / restructuring charges	—	—		(125.0)	—
Costs of terminated merger	—	(11.1)		—	(16.0)
Total	$99.0	$63.7	55%	$152.8	$434.1	(65)%

II.    Capital expenditures

Capital expenditures, net of proceeds on disposals, for the years ended December 31, 2009 and 2008, were $141 million and $219 million, respectively. For 2010, the Company anticipates capital expenditures to be in the range of $175 million to $200 million.

III.  Non-GAAP Information

The presentation below contains information that is not prepared in accordance with Generally Accepted  Accounting Principles (“GAAP”) and is provided for analytical purposes only.  Management believes that this non-GAAP information (1) provides a more meaningful presentation of the Company’s results for the year ended December 31, 2009, on a basis consistent with the way in which management evaluates operating performance and (2) provides investors with additional information to assess and facilitate a more clear understanding of our financial results. The information presented should not be used as a substitute for our financial results under GAAP.

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Earnings Per Share (“EPS”)

(Unaudited)

	Year Ended
	December 31, 2009
	(in millions)	EPS
Net income attributable to CPI	$41.1	$0.54
Add back:
Impairment / restructuring charges, net of income tax benefit of $14.7 million	110.3	1.47
Non-GAAP net income	$151.4	$2.01

Operating income of $152.8 million for the year ended December 31, 2009 includes $125 million of impairment and restructuring charges recorded in the second quarter of 2009.  Excluding the $125 million of impairment and restructuring charges, the Company’s operating income on a non-GAAP basis was $277.8 million for the year ended December 31, 2009.

The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives.  Among these metrics are the Total Debt to Capitalization Percentage and the Return on Capital Employed Percentage, which are not required by or calculated in accordance with Generally Accepted Accounting Principles (“GAAP”).  Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance.  The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP.  In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies.

Total Debt to Capitalization Percentage

	December 31,	December 31,
(Dollars in millions)	2009	2008

Short-term debt	$136	$206
Long-term debt	408	660
Total debt (a)	$544	$866

Deferred income tax liabilities	111	105
Redeemable common stock	14	14
Share-based payments subject to redemption	8	11
Total equity	1,704	1,406
Total capital	$1,837	$1,536

Total debt and capital (b)	$2,381	$2,402

Debt to capitalization percentage (a/b)	22.8%	36.1%

Return on Capital Employed Percentage (ROCE)

	December 31,	December 31,
(Dollars in millions)	2009	2008

Total equity *	$1,406	$1,626
Add:
Cumulative translation adjustment *	363	132
Redeemable common stock *	14	19
Share-based payments subject to redemption *	11	9
Total debt *	866	649
Less:
Cash and cash equivalents *	(107)	(175)
Capital employed* (a)	$2,553	$2,260

Operating Income	$153	$434
Adjusted for:
Impairment and restructuring charges	125	—
Adjusted operating income	$278	$434
Effective income tax rate	34.6%**	32.0%

Tax at effective tax rate	(96)	(139)
Adjusted operating income, net of tax (b)	$182	$295

Return on Capital Employed (b/a)	7.1%	13.1%

*	Balance sheet items used in computing capital employed represent beginning of period balances.
**	The effective income tax rate excludes the impact of the impairment and restructuring charges. Including these charges, the Company’s effective income tax rate for 2009 was 59.5 percent.